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                                                                       Exhibit F

                            INTER-INVESTOR AGREEMENT
                            ------------------------


          THIS AGREEMENT is made as of November 11, 1999, by and among each of the Persons listed on Schedule I attached hereto (the "Bain Stockholders") and each Person who may from time to time become a party hereto as a Bain Stockholder and execute a joinder to this Agreement to such effect, and each of the Persons listed on Schedule II attached hereto (the "MDP Stockholders") and each Person who may from time to time become a party hereto as an MDP Stockholder and execute a joinder to this Agreement to such effect. The Bain Stockholders and the MDP Stockholders are collectively referred to as the "Stockholders" and individually as a "Stockholder." Capitalized terms used and not otherwise defined herein are defined in Section 11 of this Agreement or, if not there defined, shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

          WHEREAS, the Bain Stockholders and the MDP Stockholders are parties to an Amended and Restated Series A Convertible Preferred Stock Purchase Agreement, dated as of September 26, 1999 (the "Purchase Agreement"), pursuant to which the Investors have agreed, subject to certain conditions, to purchase certain shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of Stericycle, Inc., a Delaware corporation (the "Company");

          WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), each of the Bain Stockholders and the MDP Stockholders shall execute and deliver a Registration Rights Agreement (the "Registration Agreement") and a Corporate Governance Agreement (the "Corporate Governance Agreement"), and the Company shall have filed a certificate of designation (the "Certificate of Designation") with the Secretary of State of the State of Delaware, setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock;

          WHEREAS, the Bain Stockholders and the MDP Stockholders are referred to collectively in the Purchase Agreement, the Registration Agreement and the Corporate Governance Agreement as "Investors" and possess powers and rights thereunder and under the Certificate of Designation, and are subject to certain limitations and restrictions thereunder and under the Certificate of Incorporation, in each case in their capacities as Investors, holders of Preferred Investor Shares or holders of Investor Shares;

          WHEREAS, the Bain Stockholders and the MDP Stockholders desire to establish an agreement between themselves setting forth certain matters, including without limitation the manner in which certain powers and rights under the Purchase Agreement, the Registration Agreement, the Corporate Governance Agreement and the Certificate of Designation shall be exercised by the Bain Stockholders and the MDP Stockholders collectively;
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          NOW, THEREFORE, the Bain Stockholders and the MDP Stockholders agree as follows:

          1. Representations and Warranties; Voting Agreements. Each Bain Stockholder represents and warrants to the MDP Stockholders, and each MDP Stockholder represents and warrants to the Bain Stockholders, that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. For so long as any provision of the Agreement remains in effect, no holder of Preferred Investor Shares or Investor Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

          2.   Board of Directors.

          (a) Pursuant to the Certificate of Designation and the Corporate Governance Agreement, the Stockholders shall have the right (i) under certain circumstances, to elect (or cause to be elected or appointed) two directors to the Company's board of directors (the "Board") and one director to the committees of the Board, and (ii) under other circumstances, to elect (or cause to be elected or appointed) one director to the Board and to the committees of the Board;

          (b) From and after the date of this Agreement, each holder of Preferred Investor Shares or Investor Shares shall vote all of his, her or its Preferred Investor Shares and Investor Shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, director, member of a committee of the Board, holder of Preferred Investor Shares, holder of Investor Shares or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and calling special meetings of the board and of stockholders), so that:

               (i) during such times as the Stockholders have the right to elect (or cause to be elected or appointed) two directors to the Board (and neither the Bain Stockholders, as a group, nor the MDP Stockholders, as a group, (each, a "Group") hold less than one-third of the number of Investor Shares then held by the other Group of Stockholders):

               (A) one representative designated by the holders of a majority of the Bain Investor Shares; and

               (B) one representative designated by the holders of a majority of the MDP Investor Shares;

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               (ii  during such times as the Stockholders have the right to elect (or cause to be elected or appointed) two directors to the Board (and either Group of Stockholders holds less than one-third of the number of Investor Shares then held by the other Group of Stockholders), two representatives designated by the Group of Stockholders holding the greater number of Investor Shares;

               (ii during such times as the Stockholders have the right to elect (or cause to be elected or appointed) a single director to the Board, one representative designated by the Group of Stockholders which then holds a majority of the Investor Shares (it being understood that if the Group of Bain Stockholders and the Group of MDP Stockholders hold exactly the same number of Investor Shares, then the director shall be designated by the holders of a majority of the Bain Investor Shares);

               (iv the removal from the Board (with or without cause) of any representative designated pursuant to Sections 2(a)(i), (ii) or (iii) shall be at the written request of the Group of Stockholders then having the right to designate the director pursuant to such Section, but only upon such written request and under no other circumstances;

               (v) any authorized seats on the Board for whom a director is not designated pursuant to Sections 2(a)(i), (ii) or (iii) or which becomes vacant shall remain vacant until a director is so designated (unless and until (A) the Board or the Company or its stockholders (other than the Stockholders) take any action to fill or otherwise remove such vacancy, in which case the Group of Stockholders not having the right under this Agreement to designate a representative to fill such vacancy may act to fill such vacancy with its own representative if such Group reasonably determines that such action is necessary to protect the board rights of the Stockholders under the Certificate of Designation or the Corporate Governance Agreement (or any other contractual rights of the Stockholders) or (B) the Group of Stockholders having the right under this Agreement to designate a representative to fill such vacancy, fails to so designate a representative within 30 days following such vacancy).

          (c) Subject to any contrary determination by the Board and its members (other than the members designated by the Stockholders), (i) each committee of the Board for which the Company is obligated or elects to include one director designated by the Stockholders shall include the director designated by the Group of Stockholders that designated such director to the Board, in circumstances in which the Stockholders have the right to designate only one director to the Board, and (ii) in circumstances in which the Stockholders have the right to designate two directors to the Board, the number of committee seats shall be distributed between such two Board members proportionately based upon the number of Investor Shares then held by each applicable Group of Stockholders (with the particularities of committee assignments being mutually agreed upon in good faith by the two Groups of Stockholders).

          (d) During any such time as the holders of Preferred Investor Shares are entitled pursuant to Section 7 of the Certificate of Designation to elect a majority of the Board, each holder of Preferred Investor Shares or Investor Shares shall vote all of his, her or its Preferred Investor

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Shares, Investor Shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, director, member of a committee of the Board, holder of Preferred Investor Shares, holder of Investor Shares or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and calling special meetings of the board and of stockholders) so that the size of the Board shall be increased as contemplated by Section 7 of the Certificate of Designation and that the additional directors to be designated to the Board shall be allocated to (and therefore designated by) the Group of Bain Stockholders and the Group of MDP Stockholders proportionately based upon the number of Investor Shares then held by each such Group (and, in the case of an odd number of additional directors and equal ownership of Investor Shares, the odd director shall be a Person mutually acceptable to both the holders of a majority of the Bain Investor Shares and the holders of a majority of the MDP Investor Shares).

          (e) The provisions of this Section 2 shall terminate at such time as the Stockholders cease to have any right under the Certificate of Designation and the Corporate Governance Agreement to elect (or cause to be elected or appointed) any director or directors to the Board.

          3.   Exercise of Powers, Rights and Remedies.

          (a) Each of the Purchase Agreement, the Registration Agreement, the Corporate Governance Agreement and the Certificate of Designation provides the Stockholders collectively with various powers, rights and remedies. The Stockholders agree that all such powers, rights and remedies (including without limitation those set forth in the definition of Applicable Powers set forth below, but excluding any such powers, rights and remedies for which the manner of exercise of such powers, rights or remedies by the Stockholders is expressly provided for elsewhere in this Agreement (e.g., the manner of exercise of demand registration rights, which are the subject of Section 4)) shall be exercised by the Stockholders at the written request of the holders of at least 60% of the Investor Shares then held by the Stockholders collectively, but only upon such written request and under no other circumstances. Each holder of Preferred Investor Shares or Investor Shares agrees to vote all of his, her or its Preferred Investor Shares, Investor Shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, holder of Preferred Investor Shares, holder of Investor Shares or otherwise) to cause to be exercised any Applicable Power that has been subject to a request made pursuant to the preceding sentence and to refrain from taking any action or omitting to take any action if such action or omission could reasonably be expected to prevent or conflict with the exercise of such Applicable Power. Each holder of Preferred Investor Shares or Investor Shares also agrees that such holder shall not take any action within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, holder of Preferred Investor Shares, holder of Investor Shares or otherwise) to exercise (or demand or attempt the exercise of) any Applicable Power except pursuant to this Section 3.

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          (b) Each of the Stockholders acknowledges and agrees that pursuant to certain provisions of the Transaction Agreements and the Certificate of Designation (e.g., the exercise of preemptive rights pursuant to Section 5G of the Purchase Agreement and the exercise of piggyback registration rights pursuant to Section 2 of the Registration Agreement) each Stockholder individually has certain powers, rights or remedies that may be exercised individually by such Stockholder. This Section 3 shall not restrict any Stockholder from exercising any power, right or remedy of such Stockholder, so long as it is reasonably apparent from the applicable Transaction Agreement or the Certificate of Designation that such power, right or remedy was granted to Stockholders in their individual capacities as an Investor or a holder of Preferred Investor Shares or Investor Shares and not to the Stockholders collectively.

          (c) Waivers of powers, rights and remedies of Stockholders under the Transaction Agreements and the Certificate of Designation shall be made in the same manner as required for the exercise of such powers, rights and remedies as set forth in Sections 3(a) and 3(b). For example, any individual Stockholder may waive any right granted to such Stockholder in his, her or its individual capacity (e.g., a waiver of preemptive rights pursuant to Section 5G of the Purchase Agreement or a waiver of piggyback registration rights pursuant to
Section 2 of the Registration Agreement), but waivers of any rights granted to the Stockholders collectively shall be subject to the approval of holders of 60% of the Investor Shares then held by the Stockholders collectively.

          4.   Manner of Exercise of Registration Rights.

          (a) The Registration Agreement provides the Stockholders collectively with certain demand registration rights (namely, the right to demand two firm commitment underwritten offerings (collectively, the "Underwritten Registrations") and one shelf registration (the "Shelf Registration")), and the Stockholders agree that such demand registration rights shall be exercised only in accordance with this Section 4 and under no other circumstances. Each holder of Preferred Investor Shares or Investor Shares agrees to vote all of his, her or its Preferred Investor Shares, Investor Shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, holder of Preferred Investor Shares, holder of Investor Shares or otherwise) to cause to be exercised any demand registration that is approved pursuant to this Section 4 and to refrain from taking any action or omitting to take any action if such action or omission could reasonably be expected to prevent or conflict with the exercise of such demand registration. Each holder of Investor Shares also agrees that such holder shall not take any action within his, her or its control (whether in his, her or its capacity as a stockholder, Investor, holder of Preferred Investor Shares, holder of Investor Shares or otherwise) to exercise (or demand or attempt the exercise of) any demand registration except pursuant to this Section 4.

          (b) From and after the Closing and until the third anniversary of the Closing Date, demand registration rights for the Underwritten Offerings (including without limitation the approval of a managing underwriter and the selection of a co-managing underwriter) shall be exercised with the approval of the holders of a majority of the Bain Investor Shares and the approval

                                      -5-
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of the holders of a majority of the MDP Investor Shares but only with both such approvals and under no other circumstances.

          (c) From and after the third anniversary of the Closing Date, the first demand for an Underwritten Registration (including without limitation the approval of a managing underwriter and the selection of a co-managing underwriter) to be exercised on or following such date (the "First Demand Registration") may be exercised upon the request of either the holders of a majority of the Bain Investor Shares or the holders of a majority of the MDP Investor Shares (the Group making such request being referred to herein as the "First Demand Group" and the other Group being referred to herein as the "Second Demand Group")). All Stockholders may participate in the First Demand Registration, but if the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities (as defined in the Registration Agreement) requested to be included in the offering exceeds the number of Registrable Securities that can be sold without adversely affecting the marketability of the offering, the Registrable Securities that are sold in the offering shall be allocated pro rata between the Groups of Stockholders on the basis of the number of Registrable Securities then held by each Group.

          (d) After the First Demand Registration, the next exercise of a demand for an Underwritten Registration (including without limitation the approval of a managing underwriter and the selection of a co-managing underwriter) (a "Second Demand Registration") shall be made upon the request of the Second Demand Group but only upon such request and under no other circumstances. All Stockholders may participate in the Second Demand Registration, but, if the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in the offering exceeds the number of Registrable Securities that can be sold without adversely affecting the marketability of the offering, the Second Demand Group shall have first priority in connection with the Second Demand Registration (up to the number of Registrable Securities that the First Demand Group sold in the First Demand Registration (the "Priority Shares")), and to the extent there are available shares in excess of the number of Priority Shares, such available shares shall be allocated pro rata between the Groups of Stockholders on the basis of the number of Registrable Securities then held by each Group.

          (e) The demand registration right for the Shelf Registration shall be exercised with the approval of the holders of a majority of the Bain Investor Shares and the approval of the holders of a majority of the MDP Investor Shares but only with both such approvals and under no other circumstances; provided, however, that from and after the fifth anniversary of the Closing Date, the First Demand Group (if and only if the Second Demand Group has not previously exercised a demand for an Underwritten Registration that has been completed and the First Demand Group has previously done so) may exercise the demand registration right for the Shelf Registration, in which case all Stockholders shall be permitted to participate.

          (f) No demand registration that is the subject of a delay or deferral by the Company (pursuant to the Company's rights under the Registration Agreement or otherwise) shall constitute the exercise of a demand registration for purposes of this Agreement unless and until such demand registration is actually completed, nor shall the exercise of a demand registration that does

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not ultimately constitute a Demand Registration (as defined in the Registration
Agreement) (e.g., because the Stockholders are not able to sell at least 75% of the Registrable Securities requested to be included in the registration) be considered either the First Demand or the Second Demand for purposes of this Agreement, and if, in any such demand registration, the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in the offering exceeds the number of Registrable Securities that can be sold without adversely affecting the marketability of the offering, the Registrable Securities that are sold in the offering shall be allocated pro rata between the Groups of Stockholders on the basis of the number of Registrable Securities then held by each Group.

          (g) To the extent that (pursuant to the Registration Agreement or otherwise) the Stockholders are responsible for the costs of any demand registrations, the costs shall be allocated pro rata among (and promptly paid by) the Stockholders based upon the number of Investor Shares sold by each such Stockholder in the offering (or, in the event the offering is withdrawn or otherwise terminated, based upon the number of Investor Shares requested by each such Stockholder to be included in the offering).

          (h) The provisions of this Section 4 shall terminate at such time as either Group of Stockholders holds less than one-third of the number of Investor Shares then held by the other Group of Stockholders.

          5.   Restrictions on Transfer of Stockholder Shares.

          (a) Transfer of Stockholder Shares. No Stockholder shall sell, transfer, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") (other than to a Permitted Transferee) any interest in his, her or its Preferred Investor Shares or Investor Shares, other than (i) a Transfer pursuant to and in accordance with any redemption provisions of the Certificate of Designation,
(ii) a Transfer pursuant to an offering of Common Stock which is the subject of an effective registration statement under the Securities Act of 1933, as amended (or any similar successor statute) (a "Registered Offering") or pursuant to a Public Sale (each, a "Permitted Transfer"), or (iii) a Transfer on or after the third anniversary of the Closing Date, in each case subject to and, if applicable, in accordance with Section 5(b) of this Agreement.

          (b) Right of First Offer. In the event that any Stockholder (the "First Offer Stockholder") contemplates Transferring Preferred Investor Shares and/or Investor Shares (other than pursuant to and in accordance with any redemption provisions of the Certificate of Designation) and, after giving effect to such contemplated Transfer (either alone or together with all other contemplated Transfers to occur contemporaneously), the Stockholders collectively would cease to have a power or right pursuant to any Transaction Agreement or the Certificate of Designation (e.g., (i) in the case of Preferred Investor Shares, the Stockholders collectively would cease to hold (A) any Preferred Investor Shares or (B) at least 25% of the Preferred Investor Shares initially acquired by the Investors, or (ii) in the case of Investor Shares, the Stockholders collectively would cease to hold (A) at least 50% of the Investor Shares initially acquired by the Investors, (B) at least 25% of the

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Investor Shares initially acquired by the Investors or (C) at least 20% of the
Investor Shares initially acquired by the Investors) (it being understood that if the First Offer Stockholder obtains a waiver or agreement by the Company to the effect that any such power or right shall survive for the other Stockholders as though the contemplated Transfer had never occurred then this Section 4(b) shall no longer be applicable with respect to such contemplated Transfer), the First Offer Stockholder shall deliver a written notice (a "Offer Notice") to the other Stockholders that includes the fact that such power or right would cease to be held by the Stockholders and the terms and conditions upon which the First Offer Stockholder contemplates consummating the proposed Transfer (including, but not limited to, an estimate of the amount and type of cash and other consideration). Any one or more of the Other Stockholders shall have the opportunity to negotiate the purchase of all (but not less than all) of the Preferred Investor Shares or Investor Shares specified in the First Offer Notice during the 14 days after the delivery of the Offer Notice. If no one or more other Stockholders have elected to negotiate a purchase all of the shares contemplated to be Transferred within such 14-day period, the First Offer Stockholder may thereafter Transfer such shares to any Person. Notwithstanding anything herein to the contrary, this Section 5(b) shall not apply with respect to any Transfer of Preferred Investor Shares or Investor Shares by any Group of Stockholders so long as the number of Investor Shares to be Transferred (together with all other Investor Shares that have previously been Transferred by such Group of Stockholders) does not exceed the aggregate number of Investor Shares that have previously been Transferred by the other Group of Stockholders).

          (c) Permitted Transfers. The restrictions set forth in Section 5(a) shall not apply with respect to any Transfer of Permitted Investor Shares or Investor Shares by any Stockholder to any other Stockholder or to an Affiliate of any Stockholder or pursuant to applicable laws of descent and distribution or among such Stockholder's Family Group; provided, however, that the restrictions contained in this Section 5 shall continue to be applicable to the Preferred Investor Shares and Investor Shares after any Transfer under this Section 5(c); and provided further that the transferees of such Preferred Investor Shares and Investor Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the shares so transferred and to have executed and delivered a joinder to this Agreement (it being understood that if the transferee is a Bain Stockholder or an Affiliate of any Bain Stockholder that such transferee shall thereafter be considered a Bain Stockholder for purposes of this Agreement and that if the transferee is an MDP Stockholder or an Affiliate of any MDP Stockholder that such transferee shall thereafter be considered an MDP Stockholder for purposes of this Agreement). Any transferee of shares pursuant to a Transfer in accordance with the provisions of this
Section 5(c) is herein referred to as a "Permitted Transferee". For purposes of this Agreement, "Family Group" means the Stockholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Stockholder and/or any such Stockholder's spouse and/or descendants. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee.

          (d) Termination of Restrictions. The transfer restrictions set forth in Section 5(a) shall continue with respect to each Preferred Investor Share and each Investor Share until either

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Group of Stockholders holds less than one-third of the number of Investor Shares then held by the other Group of Stockholders.

          6.   Sharing of Fees and Expenses.

          (a) Pursuant to the Purchase Agreement, the Stockholders collectively are entitled to be paid an aggregate of $750,000 as a fee in connection with the Closing. One-half of such fee shall be paid to Bain Capital, Inc. with respect to the investment by the Bain Stockholders, and the remaining one-half of such fee shall be paid to Madison Dearborn Partners, LLC with respect to the investment by the MDP Stockholders.

          (b) The Stockholders are also entitled to reimbursement of their fees and expenses in the event of the occurrence of the Closing up to a maximum of $600,000, of which $300,000 is to be paid at Closing (the "Closing Reimbursement") and the remaining $300,000 is to be paid on the first year anniversary of the date of the Closing (the "Post-Closing Reimbursement"). Exhibit A attached hereto identifies the allocation of such reimbursements among the fees and expenses that have been incurred by the Stockholders.

          7. Contribution; Indemnification. In the event any Stockholder incurs a loss or makes a payment pursuant to any Claim made by any Company Claimant pursuant to Section 6C of the Purchase Agreement or otherwise incurs expenses in connection with defending or investigating any claim that may be or is alleged to be indemnifiable under Section 6C or otherwise arising under the Purchase Agreement, including, without limitation, the expenses of outside counsel (collectively, a "Required Payment"), such Stockholder shall be entitled to contribution from, and be reimbursed by, each other Stockholder based upon the relative fault of each such other Stockholder in connection with such Claim. Each other Stockholder shall contribute to and reimburse an Indemnifying Stockholder in respect of each Required Payment in an aggregate amount based upon the relative fault of such Stockholder. In addition, each Stockholder (an "Indemnifying Stockholder") shall indemnify each other Stockholders for any Claims asserted against, imposed upon or incurred by such other Stockholder as a result of or in connection with the breach by the Indemnifying Stockholder of any of the Indemnifying Stockholder's covenants or agreements in any Transaction Agreement.

          8. Acquisition of Additional Equity Securities. Pursuant to the Corporate Governance Agreement, the Stockholders collectively are restricted prior to the first anniversary of the date of the Closing, under many circumstances, from acquiring any securities of the Company if, after the acquisition, the Stockholders collectively would beneficially own more than 30% of the voting power of the Company's outstanding securities. The MDP Stockholders agree that they shall not acquire any voting securities of the Company prior to the first anniversary of the Closing without the prior written consent of the holders of a majority of the Bain Investor Shares.

          9.   Exclusivity.   Each Stockholder agrees that it shall not, and
shall cause its Affiliates, officers, directors, employees, investment bankers, attorneys, accountants and other agents not to, submit, solicit, initiate, encourage or discuss any inquiries or offer or enter into any agreement

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or accept any offer relating to, or consummate (or commit to consummate) any,
Other Proposal or engage in negotiations or discussions with, or furnish any information to, assist or participate with, the Company or any of its Affiliates relating to any Other Proposal. As used herein, "Other Proposal" shall mean any proposal made by the Company or any other Person or Persons (other than the Investors collectively (and only the Investors) pursuant to the Purchase Agreement or any amendment thereto on the terms and conditions set forth in this Agreement), with respect to the acquisition by any Person, other than the Investors collectively (and only the Investors), directly or indirectly, from the Company or any of its Affiliates, of any convertible preferred stock, any other capital stock or any securities having equity or profit participation features (the "Equity Securities"), or any debt securities in lieu of or substitution for any Equity Securities (whether for the purpose of consummating the BFI Transaction (as defined in the Purchase Agreement) or otherwise), and each Stockholder shall advise the other Stockholders in writing of the receipt, directly or indirectly, of any inquiries relating to an Other Proposal promptly following such receipt. Following the receipt, directly or indirectly, of any Other Proposal (or any inquiry relating to an Other Proposal), the Stockholder receiving such Other Proposal (or such inquiry) shall furnish to the other Stockholders either a copy of such Other Proposal (or such inquiry) or a written summary of such Other Proposal (or such inquiry). In the event the transactions contemplated by the Purchase Agreement are consummated (without any violation of this Section 9), this restrictions set forth in this Section 9 shall be of no further force and effect, and thereafter each Stockholder shall no longer be restricted pursuant to this Section 9 from acquiring any securities of the Company or any of its Affiliates.

          10. Amendment of Transaction Agreements or Certificate of Designation. Notwithstanding anything to the contrary in Section 3 of this Agreement, the holders of 80% of the Investor Shares then held by the Stockholders collectively shall have the exclusive right to consent to an amendment or modification of any of the Transaction Agreements (including without limitation any waiver provision) and the holders of 80% of the Preferred Investor Shares then held by the Stockholders collectively shall have the exclusive right to consent to an amendment or modification of the Certificate of Designation (including without limitation any waiver provision); provided, however, that the waiver of any provision in any of the Transaction Agreements or the Certificate of Designation (but not the amendment or modification of any waiver provision) shall be governed by Section 3 of this Agreement exclusively and are not the subject of this Section 10. In addition, no Stockholder shall seek or obtain from the Company the waiver of, or an amendment or modification of, any provision of any Transaction Agreement (other than the type of waiver or agreement expressly contemplated by the first sentence of Section 5(b)) or the Certificate of Designation (and shall not treat as being effective, or act on the basis of, any waiver, amendment or modification made unilaterally by the Company), without the prior written approval of both of the holders of a majority of the Bain Investor Shares and the holders of a majority of the MDP Investor Shares.

          11.  Definitions.

          "Affiliate" of a Person means any other Person controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person; provided, however, that, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any Bain Stockholder or any MDP Stockholder; and provided further that each Stockholder within each Group of Stockholders shall be deemed not to be an Affiliate of any Stockholder within the other Group.

          "Applicable Powers" means all of the powers, rights and remedies granted to the Stockholders collectively (and not individually) pursuant to the Certificate of Designation or any Transaction Agreement, including without limitation the following:

          (i) the power of the Stockholders to waive any of the conditions to the Stockholders' obligation to close that are set forth in Section 2A of the Purchase Agreement;

          (ii) the power of the Stockholders to waive the Company's exclusivity obligations pursuant to Section 5F of the Purchase Agreement;

          (iii) the power of the holders of Preferred Investor Shares to approve any Corporate Change (and certain aspects thereof) pursuant to
     Section 4D of the Certificate of Designation;

          (iv) the right of the holders of Preferred Investor Shares pursuant to
     Section 6 of the Certificate of Designation to approve certain actions to be taken by the Company;

          (vi) the right of the Stockholders pursuant to Section 8A of the Registration Agreement to approve any grant by the Company of certain other registration rights pursuant to Section 8A of the Registration Agreement; and

          (vii) the right of the Stockholders pursuant to Section 3A of the Corporate Governance Agreement to approve certain actions to be taken by the Company;

     provided, however, that to the extent the manner of exercise of any powers or rights granted to the Stockholders collectively are expressly provided for elsewhere in this Agreement, such other express provisions shall prevail, and such power or right shall not be considered an "Applicable Power" for purposes of Section 3 of this Agreement; and provided further that the right to enforce or waive any matter considered to be an "Applicable Power" for purposes of Section 3 of this Agreement and the right to seek a remedy for the breach by the Company of any such "Applicable Power" shall themselves also be considered "Applicable Powers" for purposes of Section 3 of this Agreement.

          "Bain Investor Shares" means the Investor Shares held by the Bain Stockholders.

          "Certificate of Designation" has the meaning set forth in the preamble, as the same may be amended in accordance with its terms.

          "Closing Date" means the date on which the Closing occurs.

          "Common Stock" means the Company's Common Stock, par value $.01 per share.

          "Corporate Change" has the meaning set forth in the Certificate of Designation.

          "Corporate Governance Agreement" has the meaning set forth in the preamble, as the same may be amended in accordance with its terms.

          "Investor Shares" means, with respect to any Stockholder, (i) any shares of Common Stock actually acquired by such Stockholder pursuant to the conversion of Investor Preferred Shares or as the result of a Transfer from any other Stockholder or former Stockholder, (ii) any shares of Common Stock issuable upon conversion of any Preferred Investor Shares held by such Stockholder, (iii) any shares of Common Stock issued directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or combination of shares, (iv) any shares of Common Stock or equivalent capital stock or equity securities issued directly or indirectly with respect to the Common Stock referred to in clauses (i) and (iii) above in connection with a recapitalization, merger, consolidation or other reorganization, and (v) any shares of Common Stock or equivalent capital stock or equity securities issuable upon conversion of any capital stock or equity securities issued directly or indirectly with respect to the Preferred Investor Shares referred to in clause (ii) above in connection with a recapitalization, merger, consolidation or other reorganization, and "Investor Shares" means, with respect to all or any Group of the Stockholders, the aggregate number of Investor Shares held by each and every Stockholder or each Stockholder in such Group, as the case may be. As to any particular shares constituting Investor Shares, such shares shall cease to be Investor Shares when they have been sold in a Public Sale or when they are no longer held by any Stockholder.

          "MDP Investor Shares" means the Investor Shares held by the MDP Stockholders.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Preferred Investor Shares" means the shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, that are acquired by the Investors pursuant to the Purchase Agreement.

          "Public Sale" means any sale of Common Stock to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

          "Purchase Agreement" has the meaning set forth in the preamble, as the same may be amended in accordance with its terms.

          "Registration Agreement" has the meaning set forth in the preamble, as the same may be amended in accordance with its terms.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

          "Transaction Agreements" means the Purchase Agreement, the Registration Agreement and the Corporate Governance Agreement collectively.

          12. Amendment and Waiver of this Agreement. Any amendment or modification of any provision of this Agreement shall be effective against all of the Stockholders if (and no amendment or modification of any provision of this Agreement shall be effective against the Stockholders unless) such amendment or modification has been approved in writing by the holders of a majority of the Bain Investor Shares and by the holders of a majority of the MDP Investor Shares (in the case of a modification or amendment prior to Closing, based upon the number of Investor Shares to be acquired by each of the Stockholders), and any waiver of any provision of this Agreement shall be effective against a Group of Stockholders if (and no waiver shall be effective against such Group of Stockholders unless) such waiver has been approved in writing by the holders of a majority of the Investor Shares then held by such Group of Stockholders. The failure of any party or parties to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party or parties thereafter to enforce each and every provision of this Agreement in accordance with its terms. The addition of any party or parties hereto as a Bain Stockholder or as an MDP Stockholder pursuant to the execution of a joinder to this Agreement shall not constitute a modification, amendment or waiver of this Agreement, and any such joinder to which any such Person is a party shall be binding upon all initial parties to this Agreement and all subsequent parties to this Agreement.

          13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and with the other agreements expressly identified herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Stockholders and any subsequent Persons that become parties to this Agreement by executing and delivering a joinder hereto; provided, however, that no party hereto shall have the right to assign any of its rights hereunder to any Person other than a Permitted Transferee.

          16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agree ment.

          17. Remedies. Enforcement of any of the rights of the Bain Stockholders under this Agreement shall be made only by the holders of a majority of the Bain Investor Shares, and enforcement of any of the rights of the MDP Stockholders under this Agreement shall be made only by the holders of a majority of the MDP Investor Shares. Subject to the preceding sentence, the Bain Stockholders and the MDP Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Bain Stockholders and the MDP Stockholders, respectively, may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          18. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after being sent by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to the Bain Stockholders and the MDP Stockholders at the respective addresses indicated below:

          If to the Bain Stockholders:

               c/o Bain Capital, Inc.
               Two Copley Place
               Boston, Massachusetts  02116
               Attention:     Stephen Pagliuca
                              John Connaughton
                              Joe Pretlow
               Telecopy No.:  (617) 572-3274

          with a copy to (which shall not constitute notice hereunder):

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attention:     Jeffrey C. Hammes, P.C.
                              Stephen D. Oetgen
               Telecopy No.:  (312) 861-2200

          If to the MDP Stockholders:

               c/o Madison Dearborn Partners, Inc.
               Three First National Plaza
               Suite 3800
               Chicago, IL 60602
               Attention:     Thomas R. Reusche
               Telecopy:      (312) 895-1156

          with a copy to (which shall not constitute notice hereunder):

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attention:     Michael H. Kerr, P.C.
                              Richard W. Porter
               Telecopy No.:  (312) 861-2200

          19. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          21. No Strict Construction. Notwithstanding that this Agreement has been drafted or prepared by one of the parties hereto, each of the parties hereto confirms that such party and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement of the parties.
The language used in this Agreement shall be deemed to be the language chosen by the parties, and no rule of strict construction shall be applied against any party.

          22. Independence. Nothing contained herein shall be construed to constitute (i) a partnership or joint venture of the parties hereto or (ii) an agency relationship between the two Groups of Stockholders. Neither Group of Stockholders (or any member thereof) shall have the power or authority to bind the other Group of Stockholders (or any member thereof) to any other agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                            BAIN CAPITAL FUND VI, L.P.


                            By:   Bain Capital Partners VI, L.P.
                            Its.  General Partner

                            By:   Bain Capital Investors VI, Inc.
                            Its:  General Partner


                            By: /s/ John P. Connaughton
                               ------------------------------------------------
                            A Managing Director


                            BCIP ASSOCIATES II


                            By:   Bain Capital, Inc.
                            Its:  Managing Partner


                            By: /s/ John P. Connaughton
                               ------------------------------------------------
                            A Managing Director


                            BCIP ASSOCIATES II-B


                            By:   Bain Capital, Inc.
                            Its:  Managing Partner


                            By: /s/ John P. Connaughton
                               ------------------------------------------------
                            A Managing Director


                            BCIP ASSOCIATES II-C


                            By:   Bain Capital, Inc.
                            Its:  Managing Partner


                            By: /s/ John P. Connaughton
                               ------------------------------------------------
                            A Managing Director

                            BCIP TRUST ASSOCIATES II


                            By:   Bain Capital, Inc.
                            Its:  Managing Partner


                            By: /s/ John P. Connaughton
                               ____________________________________
                            A Managing Director


                            BCIP TRUST ASSOCIATES II-B


                            By:   Bain Capital, Inc.
                            Its:   Managing Partner


                            By: /s/ John P. Connaughton
                               ____________________________________
                            A Managing Director


                            SANKATY HIGH YIELD ASSET PARTNERS, L.P.


                            By: /s/ Joshua Bekenstein
                               ____________________________________
                            A Managing Director

                            PEP INVESTMENTS PTY. LIMITED


                            By:   Bain Capital, Inc.
                            Its:  Attorney-in-Fact


                            By: /s/ John P. Connaughton
                               ____________________________________
                            A Managing Director


                            BROOKSIDE CAPITAL PARTNERS FUND, L.P.


                            By: /s/ John P. Connaughton
                               ____________________________________
                            A Managing Director


                            RANDOLPH STREET PARTNERS II



                            By: /s/ Matthew E. Steinmetz
                               ____________________________________
                            A General Partner

                            MADISON DEARBORN CAPITAL PARTNERS III, L.P.


                            By:  Madison Dearborn Partners III, L.P.
                            Its: General Partner

                            By:  Madison Dearborn Partners, LLC
                            Its: General Partner


                            By: /s/ Thomas R. Reusche
                                ------------------------------------
                            A Managing Director


                            MADISON DEARBORN SPECIAL EQUITY III, L.P.


                            By:  Madison Dearborn Partners III, L.P.
                            Its: General Partner

                            By:  Madison Dearborn Partners, LLC
                            Its: General Partner


                            By: /s/ Thomas R. Reusche
                                ------------------------------------
                            A Managing Director



                            SPECIAL ADVISORS FUND I, LLC


                            By:  Madison Dearborn Partners III, L.P.
                            Its: Manager

                            By:  Madison Dearborn Partners, LLC
                            Its: General Partner


                            By: /s/ Thomas R. Reusche
                                ------------------------------------
                            A Managing Director

                                   SCHEDULE I
                                   ----------



Name and Address                  Number of Stockholder Shares
----------------                  ----------------------------

Bain Capital Fund VI, L.P.                 25,403.76

BCIP Associates II                          4,491.38

BCIP Associates II-B                          615.62

BCIP Associates II-C                        1,319.76

Brookside Capital Partners Fund, L.P.       1,856.25

BCIP Trust Associates II                    1,291.22

BCIP Trust Associates II-B                    206.08

Sankaty High Yield Asset Partners, L.P.     1,856.25

PEP Investments Pty. Limited                   84.68

Randolph Street Partners II                   375.00

                                  SCHEDULE II
                                  -----------



Name and Address                      Number of Stockholder Shares
----------------                      ----------------------------

Madison Dearborn Capital Partners III, L.P.    36,538.68

Madison Dearborn Special Equity III, L.P.         811.32

Special Advisors Fund I, LLC                      150.00